EXHIBIT 12
                           CLAYTON HOMES, INC. AND CONSOLIDATED SUBSIDIARIES COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                     (DOLLAR AMOUNTS IN THOUSANDS)

                                  1991       1992        1993        1994
  1995        1996


                                     135


 Income from operation before
 taxes on
 state of income.             $44,593     $60,143    $83,356     $108,285
$135,800    $172,300
 Add
 Interest on indebtedness      21,748      20,241     15,232       11,160
 5,823       4,016
 Portion of rents                 576         621      1,033          720
   757         906
 representatives of
 the interest factor
 Income as adjusted            66,917      81,005     99,621      120,185
142,380    177,222


 Fixed changes                 21,748      20,241     15,232       11,160
  5,823      4,016
 Interest on indebtedness         576         621      1,033          720
    757        906
 portion of rents
 representative of
 interest factor
 Fixed charges                 22,324      20,862     16,265      11,880
  6,580      4,922
 Ratio of earnings to fixed      3.00        3.88       6.12       10.12
  21.64      36.00
 charges
